Memorandum of Understanding

The undersigned, Tony Castro, Udaya Madanayake and Chen Wu, being the directors and officers of Javakingcoffee, Inc. (the "Company"), agree to loan up to $100,000 collectively to the Company toward the Company's operation for the period from January 1, 2003 to June 30, 2005. When the Company has a need for cash to pay for its expenses, the Company may notify each of the undersigned in writing and request for a loan, which request must specify the amount of the loan required. Depending on the personal financial condition of the undersigned, the person in a better personal financial condition may loan more funds to the Company than the others. The person making a loan to the Company will receive a demand promissory note from the Company to evidence the loan made. The Company will have the power to demand the undersign to make loans to the Company pursuant to this memorandum of understanding. It is also acknowledged and understood that Tony Castro has already made a loan in the amount of $20,000 to the Company.

This memorandum of understanding is made on the 26th day of March, 2004.

/s/ Chen (Jason) Wu

/s/ Udaya Madanayake

/s/ Tony Castro